Exhibit 7

WAIVER

     This waiver (“Waiver”) is entered into as of May 13, 2005, by and among Healthaxis Inc., a Pennsylvania corporation (the “Company”) and Tak Investments, Inc., a Delaware corporation (the “Purchaser”), and waives certain provisions of the Stock and Warrant Purchase Agreement dated as of February 23, 2005 by and between the Company and the Purchaser (the “Purchase Agreement”) and the Investor Rights Agreement to be entered into by the Company and the Purchaser (the “Investor Rights Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement.

     WHEREAS, the Company and the Purchaser have entered into the Purchase Agreement;

     WHEREAS, the Company and the Purchaser contemplate entering into the Investor Rights Agreement simultaneously with the Closing of the transactions described in the Purchase Agreement, in the form attached as Exhibit D to the Purchase Agreement;

     WHEREAS, Section 6.12 of the Purchase Agreement provides that the appointment of two individuals designated by the Purchaser to the Board of Directors is a condition to the Purchaser’s obligation to close;

     WHEREAS, Section 4.4 of the Investor Rights Agreement grants the Investor certain rights regarding the designation of members of the Company’s Board of Directors and the right to designate an observer of the Board of Directors;

     WHEREAS, the Purchaser has not determined which individuals it would like to appoint to the Company’s Board of Directors or as an observer;

     NOW THEREFORE, in consideration of the foregoing, and the agreements set forth below, the undersigned hereby agree as follows:

1.	The condition to the Purchaser’s obligation to close set forth in Section 6.12 of the Purchase Agreement, which requires the Company’s Board of Directors to have appointed two individuals designated by the Purchaser to the Board of Directors of the Company, is hereby waived as a condition to Closing. The Company hereby agrees to appoint such individuals to the Board of Directors within five business days after the Purchaser identifies its nominees.

2.	The condition to the Company’s obligation to close set forth in Section 7.11 of the Purchase Agreement, which requires that the person designated by the Purchaser to be the observer to execute a confidentiality agreement and agree in writing to comply with the Company’s Insider Trading Policy and Code of Conduct, is hereby waived as a condition to Closing. Such observer, once appointed by the Purchaser, must execute the confidentiality agreement and agree in writing to comply with the Company’s Insider Trading Policy and Code of Conduct prior to attending any meetings of the Board of Directors or to receiving any board materials.

3.	The Purchaser hereby waives the requirement in Section 4.4 of the Investor Rights Agreement that the Company fill two newly established seats immediately after the Closing. The Company hereby agrees to appoint such individuals to the Board of Directors within five business days after the Purchaser identifies its nominees.

4.	Except as modified by this Waiver, the Purchase Agreement and Investor Rights Agreement remain unaltered and in full force and effect.

5.	This Waiver may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same instrument. Each counterpart may be transmitted via facsimile or other similar electronic means and executed by one or more of the undersigned, and a facsimile of the signature shall be deemed an original for all purposes and have the same force and effect as a manually signed original.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Waiver as of the date first set forth above.

COMPANY

HEALTHAXIS INC.

By: /s/ James W. McLane
Name: James W. McLane
Title: Chief Executive Officer

PURCHASER

TAK INVESTMENTS, INC.

By: /s/ Sharad Tak
Name: Sharad Tak
Title: President